Exhibit 10.5

Pipeline Therapeutics, Inc.

10578 Science Center Drive Suite 200

San Diego, CA 92121

August 14, 2018

Carmine Stengone

Re: Offer of Employment

Dear Carmine:

Pipeline Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer and President. During your service as Chief Executive Officer, you will elected as a member of the Company’s Board of Directors.

This letter is our formal offer of employment and requires your written acceptance. If our offer is acceptable to you, please countersign this letter below and return the signed copy to me. Your employment with the Company will then commence as of October 8, 2018 (the “Start Date”).

Your employment will be on a full-time basis with an annual base salary of $420,000 per year (as may be adjusted from time to time in accordance with the terms and conditions set forth herein, the “Base Salary”), payable in accordance with the Company’s payroll policies and applicable law. Your employment status will be exempt and as an exempt employee, you will not be eligible to receive overtime compensation. Your performance and compensation will be subject to an annual review by the Company’s Board of Directors. Merit increases, if deemed appropriate, are at the sole discretion of the Company’s Board of Directors. Subject to the terms and conditions set forth herein, your specific job duties and responsibilities may change from time to time as determined by the Company’s Board of Directors, in their sole discretion.

You will also receive an annual cash bonus set at 30% of your Base Salary. Your bonus for fiscal 2018 will be pro-rated based on your service as an employee to the Company during fiscal 2018. The Company will pay your annual bonus for each fiscal year by January 31st of the next fiscal year.

The Company plans to raise funds to support its operations by issuing shares of its Series A preferred stock (the “Series A Financing”). After completing the Series A Financing, the Company will promptly retain a third party valuation firm to complete a valuation of the Company’s Common Stock in accordance with Section 409A of the Internal Revenue Code. The Board will then grant you a stock option to purchase 1,100,000 shares of the Company’s common stock at an exercise price equal to the new 409A valuation (the “Option”). Your Option shares will vest over a 4 year period measured from your Start Date, with 25% of your Option shares vesting on the 12 month anniversary of your Start Date, and the remaining Option shares vesting in equal monthly installments over the next 36 months based on your continued services to the Company. You may exercise your stock option early, for both vested and unvested shares.

You will also be eligible to participate in the equity incentive programs established by the Company’s Board of Directors from time to time and in its sole discretion.

You will be eligible to receive a retention bonus equal to $50,000.00 (subject to reduction for applicable withholding and other taxes) if you continue to provide services to the Company for a period of 18 months from your Start Date (i.e., April 8, 2020) (the “Retention Bonus”). The

Company will pay the Retention Bonus early, on January 31, 2019, if you continue to provide services to the Company from your Start Date through January 31, 2019. You will then be responsible to repay the Company the Retention Bonus if prior to the earlier of April 8, 2020 or a Change in Control of the Company (i) you terminate your employment with the Company without Good Reason or (ii) the Company terminates your employment for Cause.

In the event the Company (or any successor in interest) terminates your employment without Cause (whether before or after a Change in Control) and other than as a result of your death or complete disability, in addition to amounts payable to you for accrued wages, the Company shall provide you with severance pay in the form of continuation of your Base Salary and health benefits for you and your family (via payment or reimbursement by the Company of amounts required for COBRA continued coverage, provided you are then COBRA-eligible) in effect on the date of termination for a period of six (6) months following the date of termination (the “Severance Benefit”); provided, that if the date of your termination occurs more than three (3) years from the Start Date, the Severance Benefit shall be increased from six (6) months to twelve (12) months; provided, further, the Company shall only be required to pay the Severance Benefit if (and only if) you duly execute and return to the Company within the applicable time period set forth therein, but in no event more than 45 days following the date of termination (the “Release Deadline”), the Company’s standard form of separation agreement, which shall include a comprehensive release of claims in favor of the Company or as may be required to satisfy applicable legal requirements (the “Release”) and permit the Release to become effective in accordance with its terms.

If within thirty (30) days prior to or eighteen (18) months following a Change in Control of the Company you are terminated by the Company or its successor without Cause or you resign your employment with the Company (or its successor) for Good Reason, provided that in either case you deliver to the Company the Release by the Release Deadline, the Option and all other unvested equity incentives held by you with respect to the Company’s common stock shall become fully-vested and remain exercisable for their full term.

The definitions of the terms Cause, Change in Control and Good Reason for purposes of this offer letter are set forth on Schedule A attached hereto.

All benefits under this offer letter are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any part of the Severance Benefit that constitutes “deferred compensation” within the meaning of Section 409A shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without you to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefit payments provided for in this offer letter is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefit set forth in this offer letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefit constitutes “deferred compensation” under Section 409A and you are, on the termination of service, a

“specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your death. None of the Severance Benefit will be paid or otherwise delivered prior to the effective date of the Release. If the Severance Benefit is not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

Except as otherwise provided in a written agreement between you and the Company, if any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit to you.

As a full time employee, you will be eligible for paid time-off including holidays, paid sick leave and paid vacation in accordance with the Company’s policies. You also will be eligible to participate in the Company’s health and other benefit programs pursuant to their respective terms, as they may be adopted and amended from time to time by the Company and as made available to similarly situated employees.

Your employment with the Company is at-will. This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company can terminate the employment relationship at any time, with or without cause or advance notice. You understand that the at-will employment relationship will remain in effect throughout your employment with the Company and cannot be modified by any oral, implied or written agreement.

The Company expects that, during and after the term of your employment, you will not disclose to third parties, utilize for your own benefit, or otherwise make use of any of the Company’s trade secrets or other confidential or proprietary information concerning the Company, except to the extent necessary to carry out your obligations to the Company. As a condition to your employment, you must sign the Company’s standard Proprietary Information and Inventions Agreement. A copy of this offer letter will be included with your new hire orientation paperwork for you to sign and return to the Company in order for your employment relationship with the Company to be effective. In addition, you agree to abide by and comply with the Company’s policies that are in force from time to time and applicable to similarly situated employees.

During the term of your employment, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties with the Company; provided, however, that you may participate in charitable, community or civic activities, and any other activities after your Start Date that you disclose in writing in advance to, and are approved by, the Company’s board of directors.

By signing this letter, you also represent and warrant to the Company that (i) your acceptance of this offer and your employment with the Company does not and will not violate or otherwise conflict with any other agreement to which you may be a party; and (ii) you do not have any legal obligations towards, or are restricted by any legal obligations (such as confidentiality or non-compete obligations) of, your former or current employer, which could prevent you from working for the Company.

In making this offer, we are relying on the information that you have provided to us about your background and experience, including any information provided to us in any employment application that you may have submitted to us. You confirm, by signing this letter, the truth and accuracy of all statements that you have made and information that you have provided to the Company. In addition, this offer of employment is contingent upon appropriate proof of eligibility to work in the United States, (please bring confirming information with you on your first day of work).

The terms of this letter shall become effective only upon execution of this letter by both you and the Company. This letter constitutes the entire agreement between you and the Company regarding your employment. All prior or contemporaneous agreements, promises, communications and/or understandings between you and the Company, whether written or oral, are superseded by this letter. If the above terms and conditions are acceptable to you, then please countersign this letter where indicated below and return it to us.

Sincerely,

Pipeline Therapeutics, Inc.

/s/ Clare Ozawa
Clare Ozawa
Chief Executive Officer

I agree to and accept employment with Pipeline Therapeutics, Inc. on the terms and conditions set forth in this offer letter. I understand and agree that my employment with the Company is at-will.

Dated: 08/15/18	/s/ Carmine Stengone
Carmine Stengone

Schedule A

Defined Terms

“Cause” shall mean any of the following: (i) your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your participation in a fraud or material act of dishonesty against the Company; (iii) your intentional and material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your repeated and willful failure to perform your job duties after 30 days written notice of such deficiency and an opportunity to cure (of at least 15 business days); (v) your knowing engagement or participation in any activity which is directly competitive with or injurious to the Company or which violates any material provisions of your Proprietary Information and Inventions Agreement with the Company which remains uncured after 30 days written notice thereof; or (vi) your gross misconduct. The determination that a termination of your employment is for Cause shall be made in good faith by the Company’s Board of Directors.

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)

the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

(iv)

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any) to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and you shall supersede the foregoing definition with respect to any equity awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of this offer letter, is the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities

“Good Reason” shall mean termination of your employment due to the occurrence of any of the following events without your consent; provided however, that any resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (i) you give the Company written notice of the intent to terminate for Good Reason within 60 days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (iii) you actually resign your employment within the first 30 days after expiration of the Cure Period: (a) a material breach by the Company of this offer letter; (b) a material reduction by the Company of the Base Salary as initially set forth herein or as the same may be increased from time to time, unless such reduction is part of a reduction program equally applicable to other executive employees of the Company; (c) a material reduction in your authority, duties or responsibilities relative to your authority, duties or responsibilities in effect as of your Start Date or as the same may be increased from time to time, other than by virtue of the Company being acquired and made part of a larger entity; or (d) the Company relocates the facility that is your principal place of business with the Company to a location that requires an increase in your one-way driving distance by more than 50 miles.

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